Exhibit 99.1

GRAHAM TANAKA TO RETIRE FROM TRANSACT TECHNOLOGIES BOARD OF DIRECTORS

Hamden, CT – January 14, 2019 – TransAct Technologies Incorporated (Nasdaq: TACT), a global leader in software-driven technology and printing solutions for high-growth markets, announced today that Graham Y. Tanaka has informed the Company that he plans to retire from his position as a member of the Board of Directors effective as of the date of the Company’s 2019 Annual Meeting of Shareholders. Mr. Tanaka indicated that his resignation from the Board is not the result of any disagreement with the Company with respect to any matter relating to the Company’s operations, policies or practices.

Bart Shuldman, Chairman and Chief Executive Officer of Transact, commented, “I want to thank Graham for his 22 years of service on TransAct’s Board and for his many contributions to the Company’s strategic direction and successes. His leadership was instrumental in guiding TransAct through several periods of evolution in our product development and in the number of markets we address, as well as in positioning the Company for long-term growth.”

TransAct’s Board of Directors is undertaking a search for a new director to fill the vacancy created by Mr. Tanaka’s retirement, and intends to seek a director with specific restaurant chain operating experience that can help TransAct achieve its goal of establishing a leading position in the restaurant solutions marketplace.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue", or the negative thereof, or other similar words. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. More information about these and other risks that may impact the Company’s business are set forth in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the period ended December 31, 2017, and the Company’s subsequent periodic and current reports filed with the SEC.  All forward-looking statements in this press release are based on information available as of the date hereof, and the Company assume no obligation to update these forward-looking statements.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, and Printrex® brands. TransAct has over 3.0 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com